Westmoreland Completes Sale of Coal Supply Agreement;
Receives Favorable Ruling on Independent Power Litigation

Philadelphia, PA - August 25, 1995 - Westmoreland Coal
Company (NYSE:WCX) announced today that it has completed the sale of the remaining term of its coal supply agreement with Duke Power Company for approximately $23 million in cash. The transaction involved a buy-out by Duke Power of the coal supply agreement which was originally entered into on January 1, 1986 and had escalated to a price substantially above market in recent years. Westmoreland supplied approximately 3 million tons of coal per year under the agreement.

Duke Power Company had become the sole customer of Westmoreland's Virginia Division, located in Wise and Lee counties, Virginia, and, as previously announced, the Division was idled earlier this month after the Company reached agreement with Duke. The Division had struggled for several years with losses unexpectedly continuing and increasing over the last three quarters. The Division lost $8.4 million in the second quarter of 1995. Westmoreland continues to pursue potential purchasers for the remaining Virginia Division assets, and negotiations are ongoing. Additional details related to the sale of the remaining Virginia Division assets will be announced at the completion of these negotiations.

The sale of the Duke contract represents the completion of a significant piece of the Company's plan to dispose of underperforming assets and raise cash to meet ongoing requirements through 1996 and beyond.

On August 9, 1995 The Roanoke Valley I Partnership received a favorable decision from the Circuit Court of the City of Richmond, Virginia when it denied Virginia Power's motion to dismiss the Partnership's amended complaint in the dispute between the Partnership and Virginia Power over the interpretation of the Forced Outage Day provisions in the power sales agreement between the parties. This case will now proceed with pre-trial preparations. At stake are capacity payments the Partnership believes are due from Virginia Power. Through July 31, 1995 the Company has reserved $3.5 million for its share of payments the utility has held back.

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For information contact Diane Jones (804-980-5214)